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                                                                   EXHIBIT 10.29

                              [SILGAN LETTERHEAD]

November 5, 1998

Del Monte Corporation
One Market Street
P.O. Box 193575
San Francisco, CA 94119-3575

Attention: Wes Smith

Re: Fifth Amendment to Supply Agreement dated as of September 3, 1993 as amended

Dear Wes:

        This letter shall serve to amend the Supply Agreement dated as of September 3, 1993, as amended through the date hereof (the "Supply Agreement"), by and between Del Monte Corporation ("DM") and Silgan Containers Corporation ("Seller"). Capitalized terms used and not defined herein shall have the meanings assigned to them in the Supply Agreement.

        Seller and DM hereby agree that the Supply Agreement shall be amended as follows:

        1. Notwithstanding anything in the Supply Agreement to the contrary, and after taking into consideration discounts or allowances due to DM, and in order to provide competitive relief to DM, Seller shall make a payment to DM of [XXX] on January 4, 1999.

        This letter amends the Supply Agreement only to the extent expressly provided herein and shall not constitute an amendment to or modification of any other provision of the Supply Agreement. Seller and DM hereby reaffirm all of the other provisions of the Supply Agreement, and confirm that the Supply Agreement as amended hereby continues in full force and effect. From and after the date hereof, all reference to the Supply Agreement in the Supply Agreement and other documents referred to therein shall be references to the Supply Agreement as amended hereby.


[XXX] OMITTED PURSUANT TO REQUEST FOR CONFIDENTIAL TREATMENT. FULL TEXT FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.




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                                                                November 5, 1998
                                                                     Page 2 of 4

requirements, Seller may substitute and supply to DM, and DM shall accept from Seller, Cans using the two-piece method of manufacturing in place of Cans using the three-piece method of manufacturing, at the same selling prices in the then current Schedule 2.1(e) for such substituted three-piece Cans. DM and Seller acknowledge and agree that the provisions of Article VII of the Supply Agreement shall not be applicable to the particular substitution described in the preceding sentence.

        3. Notwithstanding DM's obligation with respect to the purchase of Containers from Seller as set forth in the Supply Agreement, with regard to U.S. domestic businesses acquired by DM from third parties after the date hereof (an "Acquired Business") DM and Seller hereby agree that, within 60 days after the date of consummation of the acquisition of such Acquired Business or, if applicable, the expiration or termination date of an existing written agreement requiring such Acquired Business to purchase containers thereunder from a third party, DM may receive a bona fide written proposal from an Offeror having the capability to manufacture and sell containers to DM of a type and quality similar to the Containers that Seller is required to furnish DM under the Supply Agreement for the remainder of the Term for the Acquired Business, which written proposal provides selling prices and terms that are in DM's good faith opinion more favorable than the selling prices and terms for the Containers to be supplied by Seller for the Acquired Business pursuant to the terms of the Supply Agreement and is based on not less than (i) 100% of the annual volume of all Containers for the Acquired Business for the remainder of the Term or (ii) 100% of the annual volume of all Containers for one or more facilities of the Acquired Business for the remainder of the Term. DM shall notify Seller of any such proposal and shall furnish Seller with a summary of all terms of such proposal with reasonable specificity, including the identity of the Offeror. At Seller's request, such summary shall be reviewed and confirmed by DM's independent certified public accountants as an accurate summary of the terms of such proposal. Seller shall have 30 days from the date of receipt of DM's notice within which to submit a counterproposal to such bona fide competitive proposal. If Seller's counterproposal would result in DM paying the same net selling price for Containers for the Acquired Business that would be paid if the competitive proposal were accepted and if Seller meets all the other terms and conditions, including warranties but excluding any provisions providing for meeting competitive bidding, of the competitive proposal, then DM shall accept Seller's counterproposal. Upon consummation of the acquisition of an Acquired Business (and following the expiration of the 60-day period referenced in the first sentence of this paragraph), the terms of Article VI of the Supply Agreement shall apply to the Containers supplied to the Acquired Business. If Seller declines to meet the competitive proposal, DM shall be free to purchase Containers for the Acquired



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                                                                November 5, 1998
                                                                     Page 3 of 4

Business from the Offeror pursuant to the competitive proposal commencing (i) 60 days after the expiration of the 30-day period or (ii) in those cases where Seller is the sole supplier of containers to the Acquired Business prior to the acquisition thereof by DM, if later, the date after which DM shall have purchased from Seller pursuant to the terms of the Supply Agreement at a price no greater than Seller's price to the Acquired Business all of Seller's then existing inventory (not to exceed a reasonable and appropriate amount of such inventory, considering the historic amounts of inventory typically maintained by Seller for the Acquired Business at the relevant time and current orders and estimates for containers provided by the Acquired Business to Seller) of Containers for the Acquired Business (including Containers to be made from raw materials then on hand or ordered by Seller for Containers for the Acquired Business and including Containers to be made from work-in-progress for the Acquired Business); provided that, if prior to acceptance of the competitive proposal in the aggregate the terms and conditions of the competitive proposal are changed to be less favorable to DM, DM shall resubmit such changed proposal to Seller for Seller's counterproposal in accordance with this paragraph. Notwithstanding anything herein to the contrary, the Containers purchased from all Offerors shall not exceed, in any Supply Year, one-half of the aggregate number of Containers to be furnished to DM during that Supply Year from Seller and all Offerors. Subject to the preceding sentence, any Containers purchased from the Offerors shall reduce accordingly the minimum requirements which DM must purchase from Seller under the Supply Agreement.

        4. DM and Seller hereby acknowledge that the Cap shall be appropriately adjusted to take into account the acquisition by DM of an Acquired Business or Acquired Entity, with any such adjustment to be effective as of the month the Container requirements of such Acquired Business or Acquired Entity become subject to the Supply Agreement.

        5. DM and Seller hereby agree to extend the Term and that, accordingly, the Term shall continue through December 21, 2006.

        This letter amends the Supply Agreement only to the extent expressly provided herein and shall not constitute an amendment to or modification of any other provision of the Supply Agreement. Seller and DM hereby reaffirm all of the other provisions of the Supply Agreement, and confirm that the Supply Agreement as amended hereby continues in full force and effect. From and after the date hereof, all reference to the Supply Agreement in the Supply Agreement and other documents referred to therein shall be references to the Supply Agreement as amended hereby.


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                                                                 November 5,1998
                                                                     Page 4 of 4

        If you are in agreement with the foregoing, please execute a copy of this letter in the space provided below.

                                            Very truly yours,

                                            SILGAN CONTAINERS CORPORATION

                                            By: /s/ JAMES D. BEAM
                                               ---------------------------------
                                               James D. Beam
                                               President

Agreed to as of the date above:

DEL MONTE CORPORATION

By: /s/ WESLEY J. SMITH
   ----------------------------
   Name: W J Smith
   Title: Chief Operating Officer


Schedules
     Schedule 2.1(e)